Exhibit 99.1 Tupperware Brands Announces Debt Restructuring Agreement provides Company increased financial flexibility to continue turnaround efforts ORLANDO, Fla., Aug. 3, 2023 -- Tupperware Brands Corporation (NYSE: TUP), a global consumer products company, announced today that it has finalized an agreement with its lenders to restructure its existing debt obligations, improving the Company’s overall financial position by amending certain credit obligations and extending the maturity of certain debt facilities to allow it to continue with its turnaround efforts. This agreement is a comprehensive restructuring and reallocation of the Company’s debt and provides for, among other things:  The reduction / reallocation of approximately $150 million of cash interest and fees,  The extension of the stated maturity of approximately $348 million of principal and reallocated interest and fees to fiscal year 2027 with PIK interest,  The reduction of amortization payments required to be paid through fiscal year 2025 by approximately $55 million, and  Immediate access to revolving borrowing capacity of approximately $21 million. “I am confident that this agreement provides us with the financial flexibility to continue executing on our near-term turnaround efforts as well as our long-term strategy to create a global omni-channel consumer brand. We are committed to making ongoing progress in improving liquidity and strengthening our capital structure. We appreciate the support of our lenders, who share in our strategy, as we move forward," said Mariela Matute, Chief Financial Officer of Tupperware Brands Corporation. Advisors Tupperware’s advisors on the debt restructuring agreement include Kirkland & Ellis LLP as legal counsel, Alvarez & Marsal as restructuring advisors, and Moelis & Company as financial advisors. Forward-Looking Statements This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the Company’s ability to execute on its strategic plans and improve profitability and liquidity. Such forward-looking statements are based on assumptions about many important factors, including risks identified in the Company’s most recent filing on Form 10-K and other SEC filings, all of which are available on the Company’s website. The Company does not undertake to update its forward-looking statements unless otherwise required by law. About Tupperware Brands Corporation Tupperware Brands Corporation (NYSE: TUP) is a global consumer products company that designs innovative, functional and environmentally responsible products that people love and trust. Founded in 1946, Tupperware's signature container created the modern food storage category that revolutionized the way the world stores, serves and prepares food. Today, this iconic brand has more than 8,500 functional design and utility patents for solution-oriented kitchen and home products. With a purpose to nurture a better future, Tupperware® products are an alternative to single-use items. The company distributes its products into nearly 70 countries, primarily through independent representatives around the world. For more information, visit Tupperwarebrands.com or follow Tupperware on Facebook, Instagram, LinkedIn and Twitter. Investors: PatrickBaumann@Tupperware.com Media: media@tupperware.com